Exhibit 99.1

IKON ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR ITS OUTSTANDING 7.25% NOTES DUE 2008

FOR RELEASE: THURSDAY, APRIL 27, 2006

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that it has commenced a cash tender offer to purchase any and all of its 7.25% notes due 2008. In connection with the tender offer, the Company is also soliciting consents to effect certain proposed amendments to the indenture governing the notes. The tender offer is scheduled to expire at midnight, New York City time, on May 24, 2006, unless terminated or extended. The consent payment deadline is 5:00 p.m., New York City time, on May 10, 2006, unless extended. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated April 27, 2006, and a related Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

Wachovia Securities is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent and tender agent for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer and consent solicitation may be directed to Wachovia Securities’ Liability Management Group, at telephone number (866) 309-6316 (toll free) and (704) 715-8341 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to D.F. King & Co., Inc., at telephone number (800) 758-5378 (toll free) and (212) 269-5550 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes nor is this announcement an offer to sell or solicitation of an offer to purchase new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2005 revenue of $4.4 billion, IKON has approximately 26,000 employees in 450 locations throughout North America and Western Europe.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the successful completion of the tender offer and consent solicitation. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to risks and uncertainties set forth in the Offer to Purchase and Consent Solicitation Statement under the headings “Forward-Looking Statements” and “Certain Significant Considerations” and in IKON’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions West, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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